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                                                                   Exhibit 10.16

[ARJO WIGGINS APPLETON LOGO]

PERSONAL

February 12, 2001

Mr. Doug Buth
Appleton Papers Inc.
825 East Wisconsin Avenue
Appleton, WI 54912

Dear Doug:

I am writing to confirm the arrangements that we have agreed will apply in respect of you and the other individuals, (you and they together the "Named Individuals"), listed on Appendix A to this letter in the event that we complete (i.e. we effect and receive payment for ("Completion")) the sale, or transfer, outside the Worms/AWA group of a controlling stake in Appleton Papers Inc ("a Transaction") to either a third party ("a Third Party Transaction") or to an ESOP ("an ESOP Transaction"), and provided also that the other terms and conditions in this letter are agreed to and fulfilled.

The arrangements that will apply are as follows:

         1.       NO SALARY REVIEW COMPENSATION

                  There will be no extraordinary salary reviews, or adjustments to salary, in respect of the Named Individuals until 31 March 2001 or the earlier Completion of a Transaction (any salary review payable from Completion being a matter for the new controllers of Appleton Papers). Your normal salary review and any adjustment agreed to by the Remuneration Committee will be made effective as of January 1, 2001, and normal salary reviews (to be discussed with and approved by AWA) for the other Named Individuals will be made in January 2001 to be effective April 2001. In recognition of this, provided a Transaction is completed in 2001, you will be provided with a pool of US$50,000.00 for you to distribute amongst the Named Individuals, other than yourself, at your discretion, subject of course to deduction of applicable taxes and other charges.

         2.       VALUE RELATED COMPLETION BONUSES

         2.1 A project completion bonus pool will be established the size of which will be directly related to the Value Achieved for a Transaction.

         2.2 Attached to this letter, as Appendix B, is a table showing the size of the pool according to the particular `Value Achieved' for a Transaction. You will be entitled to a 40% share of the pool and will have the discretion to distribute the remaining 60% of the pool among other Appleton Papers' employees who supported the Transaction.

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Mr. Doug Buth
February 12, 2001
Page 2


         2.3 These bonuses will only be payable in respect of a Transaction completed in 2001.

         2.4 If the Value Achieved falls between any of the points shown in the attached table, the size of the bonus pool will be increased from what it would be for the value point closest to, but not greater than, the actual Value Achieved by adding a pro rata proportion of what would have been the increase in the size of the pool had the next highest value point been achieved.

         2.5 For the purposes of this letter, `Value Achieved' means the enterprise value (that is the total equity plus total indebtedness (other than trade payables)) to be put into the vehicle effectively acquiring the Appleton Papers business as agreed with the purchaser. This will be calculated on the same basis and amount upon which our merchant bank (Goldman Sachs International) would be entitled to be paid a `success fee' in respect of the Transaction (assuming for this purpose that their engagement extended to advising on the Transaction concerned). For example, Value Achieved for the Transaction as currently described in the letter of intent between AWA and Paperweight Development Corp. dated February 12, 2001 ("Feb. 12 Letter of Intent"), will be $843,000,000.

         3.       LOYALTY PAYMENTS

         3.1 AWA will, at Completion of a Transaction, provided the conditions referred to in 3.2 below are complied with, arrange for the Named Individuals to receive a Loyalty Payment as detailed in Appendix C to this letter in recognition of their past service to the AWA Group and in full and final substitution for and discharge of any employment termination protection agreements or rights that they may have and any claims that they may have arising directly or indirectly as a result of a Transaction or the termination of their employment (other than (i) claims under new terms of employment applying after Completion and negotiated with or approved by the new controllers of Appleton Papers in the context of the Transaction and (ii) valid claims for payment of already accrued deferred compensation or qualified or non-qualified retirement benefits that are already being fully provided for in Appleton Papers' accounts and that may be triggered by Completion).

         3.2 The Loyalty Payments referred to in 3.1 are only payable if a Transaction is completed in 2001.

         3.3 In addition, if the Transaction is an ESOP Transaction, the Loyalty Payments will only be payable if the Value Achieved in that Transaction exceeds $759.403 m (i.e. $755m plus the total amount of the Loyalty Payments set out in Appendix C)

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Mr. Doug Buth
February 12, 2001
Page 3


                  AND each Named Individual entitled to a Loyalty Payment agrees that 30% of the Loyalty Payment will be deferred to a non-qualified deferred compensation plan which will provide for earnings on the deferred amounts at a rate equivalent to the increase in value of interests in the ESOP and that the deferred compensation, with those earnings, will be paid to participants in the plan, at their election, between 5 and 10 years following the closing of the Transaction. If the Value Achieved in the said Transaction is more than $755m but less than $759.403m, the amount of the Loyalty Payments will be reduced from the amounts shown in Appendix C by the same proportion by which the excess Value Achieved over $755m is less than $4.403m, but otherwise the other conditions for payment shall apply as stated in the foregoing.

         4.       GENERAL

         4.1 The agreement to make or arrange the making of the payments referred to in 1 to 3 above is also conditional upon the following:

                  (a) In the negotiation of revised contracts of employment with the new owners of API, all the Named Individuals agree that existing termination protection arrangements or rights for them no longer apply and that they will make themselves available to the new owners of API, if requested, but not unreasonably so, for periods as detailed in Appendix C.

                  (b) In addition, both you and Paul Karch have agreed to make yourselves available to assist AWA in the management of its Fox River liabilities for the period of two years from Completion irrespective of your employment with API or its successor companies.

                  (c) We receive by 23rd February 2001 from each Named Individual confirmation in a form reasonably acceptable to us of their agreement to these arrangements;

                  (d) There being, apart from the Named Individuals, no other employees or officers of Appleton Papers or any of the other entities to be included in the Transaction who have or may claim to have rights to receive payments by virtue of the Transaction and none of the Named Individuals having or claiming to have any rights to receive payments or other compensation by virtue of the Transaction (other than already accrued deferred compensation or qualified or non-qualified retirement payments already being fully provided for in Appleton Papers' accounts) except for the payments specifically agreed to be made in this letter.

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Mr. Doug Buth
February 12, 2001
Page 4


                  (e) None of these payments are to be treated as pensionable compensation for the purpose of any retirement benefit plan and each Named Individual shall enter into such agreements, and you will procure the taking by API of such action, as may be reasonably requested by us to ensure that this shall be the case.

         4.2 The obligations created under this letter will be recorded as obligations of API immediately prior to the closing of the Transaction. AWA will ensure that Payments arising as a consequence of these arrangements will be made at or within two business days after Completion of the Transaction by reference to which they are payable and will be subject to deduction of income, payroll and other taxes.

         4.3 These arrangements supersede and replace any arrangements regarding bonuses or other rewards payable to you or an), other Named Individuals in respect of the proposed transaction or its completion (including Ken Minton's letter to you of 26th July 2000 concerning an Incentive Fund).

         We look forward to working with you in the finalisation of this step in the company's development. Please signify your agreement on behalf of you and company Appleton Papers and your confirmation that you expect agreement by the other Named Individuals, by returning, signed, a copy of this letter.

Yours sincerely,                                  Agreed

/s/ James Morley                                  /s/ Doug Buth

James Morley                                      Doug Buth
------------                                      Date:  February 12, 2001
For and on behalf of
--------------------
Ario Wiggins Appleton p.l.c.

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Mr. Doug Buth
February 12, 2001
Page 5


                                   Appendix A
                                Named Individuals

                                  George Bureau
                                    Doug Buth
                                   Tom Cashman
                                   John Depies
                                   Todd Downey
                                  Rick Fantini
                                   Paul Karch
                                Richard Lichtfus
                                   Dale Parker
                                   Steve Sakai
                                 John Showalter
                                   John Tucker
                                  Jerry Wallace
                                   Ann Whalen

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Mr. Doug Buth
February 12, 2001
Page 6


Appendix B
Value of Bonus Pool



            ---------------------------------------------------------------
                   Transaction Value                Pool Size
                      US$ millions                 S$ millions

            ---------------------------------------------------------------
                          1200                        10.00
            ---------------------------------------------------------------
                          1150                         8.66
            ---------------------------------------------------------------
                          1100                         7.66
            ---------------------------------------------------------------
                          1050                         6.66
            ---------------------------------------------------------------
                          1000                         5.66
            ---------------------------------------------------------------
                          950                          4.66
            ---------------------------------------------------------------
                          900                          3.83
            ---------------------------------------------------------------
                          850                          3.00
            ---------------------------------------------------------------
                          800                          2.33
            ---------------------------------------------------------------
                          750                          1.66
            ---------------------------------------------------------------
                          740                          1.55
            ---------------------------------------------------------------
                          730                          1.20
            ---------------------------------------------------------------
                          720                          0.80
            ---------------------------------------------------------------
                          710                          0.50
            ---------------------------------------------------------------
                          700                          0.00
            ---------------------------------------------------------------


      Note: At a Transaction Value of $843 million, the Pool Size will be $2.9062 million.

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Mr. Doug Buth
February 12, 2001
Page 7


Appendix C


                                      Loyalty                Availability
                                      Payment               Period to new
                                      US$ '000                 owners

         Doug Buth                       780                    24 mths
         George Bureau                   250                    12 mths
         Tom Cashman                     227                    12 mths
         John Depies                     250                    12 mths
         Todd Downey                     212                    12 mths
         Rick Fantini                    250                    12 mths
         Paul Karch                      306                    18 mths
         Richard Lichtfus                300                    12 mths
         Dale Parker                     368                    18 mths
         Steve Sakai                     319                    18 mths
         John Showalter                  227                    12 mths
         John Tucker                     250                    12 mths
         Jerry Wallace                   414                    18 mths
         Ann Whalen                      250                    12 mths

                                  -------------------

                                  -------------------
         TOTAL                          4403
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